UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
December 28, 2022
Date of report (date of earliest event reported)

FIVE POINT HOLDINGS, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-38088	27-0599397
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 FivePoint	4th Floor	Irvine	California	92618
(Address of Principal Executive Offices)				(Zip code)
(949) 349-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares	FPH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 28, 2022, Five Point Holdings, LLC (the “Company”), through its indirect subsidiaries Five Point Communities Management, Inc. ("FP Inc."), Five Point Operating Company, LP (the "Operating Company") and Five Point Communities, LP ("FP LP" and together with FP Inc. and the Operating Company, the "Five Point Parties") entered into a second amendment (the "Amendment") to the Second Amended and Restated Development Management Agreement (the "DMA"), dated as of April 21, 2017, by and among the Five Point Parties and Heritage Fields El Toro, LLC ("HFET"). Under the DMA, FP Inc. oversees and directs all aspects of the management, operation, development and sale of properties at the Great Park Neighborhoods community owned by HFET, which is a subsidiary of a joint venture (the “Great Park Venture”) in which the Company is an indirect member. Prior to the Amendment, the DMA was scheduled to terminate on December 31, 2022, however, the term of the DMA has been renewed through December 31, 2024 (the "First Renewal Term") pursuant to the Amendment. The compensation payable to the Five Point Parties during the First Renewal Term remains unchanged and includes a $1 million monthly base fee (the "Base Fee") and incentive compensation payments ("Incentive Compensation") equal to 9% of any distributions ("Distributions") made by the Great Park Venture to holders of its percentage interests. In 2024, the Base Fee will equal the amount of the fee included in the annual business plan approved by the Great Park Venture's executive committee (the "Executive Committee"), which is currently anticipated to be approximately the same as the current Base Fee.

The Amendment includes a provision pursuant to which HFET can elect to terminate the DMA if either of the following two events (each, a "Change in Control Event") have occurred: (i) Stuart Miller is no longer serving on the Board of Directors of either the Company or the Operating Company or is repeatedly no longer participating on a consistent basis as an observer in meetings of the Executive Committee; or (ii) neither Daniel Hedigan nor Mike Alvarado are serving as one of the Company's two designated representatives on the Executive Committee. Not more than once during any six (6) month period, however, FP Inc. may propose an individual to replace one or more of the three above-named individuals, subject to the approval of the Executive Committee, with the Company's two representatives being unable to vote. In the event that HFET elects to terminate the DMA following a Change in Control Event, HFET shall pay to the Five Point Parties (i) any accrued but unpaid Base Fee payments through the date of termination and (ii) an Incentive Compensation payment based on the cash available for distribution at such date, and FP Inc. will remain entitled to future Incentive Compensation payments at a reduced rate equal to 6.75% of Distributions paid thereafter. If the DMA is not extended by mutual agreement of HFET and the Five Point Parties beyond December 31, 2024, then HFET shall pay to the Five Point Parties an Incentive Compensation payment based on the cash available for distribution at such date, and FP Inc. will remain entitled to future Incentive Compensation payments at a reduced rate equal to 6.75% of Distributions paid thereafter.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

10.1
Second Amendment to Second Amended and Restated Development Management Agreement, dated as of December 28, 2022, by and among Heritage Fields El Toro, LLC, Five Point Communities Management, Inc., Five Point Operating Company, LP and Five Point Communities, LP

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.
Date: January 3, 2023

FIVE POINT HOLDINGS, LLC

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer, Vice President and Secretary